Exhibit 10.3

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

PATENT AND KNOW-HOW LICENSE AGREEMENT

This Patent and Know-How License Agreement (“Agreement”) is by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”), and Sorrento Therapeutics, Inc. (“SORRENTO”), a for-profit corporation, having a place of business at4955 Directors Place, San Diego, CA 92121, each a “Party”, and collectively “Parties”.

WHEREAS, MAYO desires to make its intellectual and tangible property rights available for the development and commercialization of products, methods and processes for public use and benefit;

WHEREAS, SORRENTO represents itself as being knowledgeable in developing and commercializing nanoparticle therapeutics and antibody drug conjugates; and

WHEREAS, MAYO is willing to grant and SORRENTO is willing to accept a royalty-bearing license under such rights for the purpose of developing such technology.

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the Parties hereby agree as follows:

Article 1.00 – Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01For MAYO, “Affiliate” means any corporation or other entity within the same “controlled group of corporations” as MAYO or its parent MAYO Clinic.  For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which if not a stock corporation, more than fifty percent (50%) of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Clinic.  MAYO’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, LLC; Mayo Clinic Hospital, Rochester; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Clinic Health System entities.

For SORRENTO, “Affiliate” means any corporation or other entity that controls, is controlled by, or is under common control with, SORRENTO. For purposes of this definition, “control” means ownership of: (a) at least fifty percent (50%) of the outstanding voting securities of such entity; or (b) at least fifty percent (50%) of the decision-making authority of such entity.

1.02 “Applicable Law” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

1.03 “Combination Product” means a Royalty-Bearing Product that includes one or more pharmaceutically active ingredients, components, delivery devices or products in addition to the product or component that would otherwise qualify as a Royalty-Bearing Product.  For the avoidance of doubt, a Combination Product does not include an antibody drug conjugate or nanoparticle therapeutic.

1.04 “Commercially Reasonable Efforts” means efforts and the deployment of a quantity and quality of resources consistent with the exercise of diligent efforts and reasonable and prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential, characteristics, and market size by the pharmaceutical industry.

1.05 “Completion” means, with respect to any Clinical Study, the final review by a Regulatory Authority for a given clinical trial for each Licensed Product.

1.06“Confidential Information” means all proprietary unpublished or nonpublic information or materials including, but not limited to, written, oral or virtually presented information and such items as electronic media products, trade secrets, financial information, equipment, databases and the like provided by one Party to the other under this Agreement, or which is observed by a Party while on the other Party’s premises.  Confidential Information does not include any information or material that receiving party evidences is or becomes: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party); (b) publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information. Confidential Information shall include, but is not limited to, the data room and unpublished patent applications related to this Agreement and provided to SORRENTO by MAYO prior to the Effective Date.

1.07“Effective Date”: September 8, 2020.

1.08“Exploit and/or Exploitation” means, with respect to an item of intellectual property, to (a) reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise commercialize and exploit such intellectual property in any medium or format, whether now known or hereafter discovered; (b) use, make, have made, sell, offer to sell, import, and otherwise commercialize and exploit any product or service based on, embodying, incorporating or derived from such intellectual property; and/or (c) subject to the terms and conditions of this Agreement, to exercise any and all other present or future rights in such intellectual property.

1.09“Field” means for the prevention, diagnosis and/or treatment of human diseases and conditions.

1.10“First Commercial Sale” means with respect to a given Royalty-Bearing Product in a particular country, means the first sale to a third party of such Royalty-Bearing Product in such country, after obtaining all required Regulatory Approvals in such country. For the avoidance of doubt, “First Commercial Sale” shall not include the supply of any unreimbursed Royalty-Bearing Product in reasonable quantities taking all relevant factors into consideration for use in research or development (including clinical trials), donated for promotional, advertising or other purposes or for compassionate use.

1.11 “Initiation” means, with respect to any clinical trial, the date of the first dosing of a human subject of a given clinical trial for a Licensed Product.

1.12“Know-How” means research and development information, written materials, unpatented inventions, trade secrets, know-how, data (whether pre-clinical, clinical or otherwise), specifications, compositions, formulae, compounds, protocols, and any other supportive information or technology of any Mayo Investigator or Dr. Markovic’s laboratory related to targeted nanoparticle therapeutics and/or antibody drug conjugates, owned or controlled by MAYO or any of its Affiliates as of the Effective Date, including any of the foregoing (i) that is reasonably necessary or useful for the development or Exploitation of any Licensed Products or (ii) described in Mayo disclosures listed in Exhibit A.

1.13“Licensed IP” means Know-How, Patent Rights and Materials.

1.14“Licensed Product” means any product or process or related service:  (a) described by a pending claim of the Patent Rights; (b) the Exploitation of which is covered by an issued claim of the Patent Rights or Regulatory Exclusivity; or (c) the development or Exploitation of which incorporates, uses, was derived from, identified by, validated or developed in whole or in part using the Know-How or Materials.

1.15“Mayo Investigator(s)” means [...***...].

1.16“Materials” means all tangible property provided by Mayo to Sorrento, which shall include cell lines, antibodies, abraxane (nab) materials, proteins, and other materials developed in the laboratory of Dr. Markovic related to the technologies listed in Exhibit A or developed through future funding by Sorrento or any of its Affiliates.

1.17“Net Sales” means the gross amount actually received by SORRENTO, its Affiliates or, in the case of a permitted sublicense, a Sublicensee (each, a “Selling Party”) for the sale or transfer of a Royalty-Bearing Product to a third party customer, less [...***...].  Each of the foregoing deductions shall be determined as occurred in the ordinary course of business in accordance with GAAP.

Except as provided herein, [...***...] shall be deemed a transfer for the purpose of determining Net Sales.  Net Sales on Royalty-Bearing Products transferred as part of a non-cash exchange shall be calculated at [...***...].  In the event that SORRENTO transfers Royalty-Bearing Products to an Affiliate, and the Affiliate retransfers the Royalty-Bearing Products to third-party customers, then Net Sales shall be [...***...]. Royalty-Bearing Products transferred to MAYO or its Affiliates or for [...***...] are not considered for purposes of determining Net Sales or for calculating Earned Royalties.  In addition, Royalty-Bearing Products [...***...] shall not be included in Net Sales.

For the avoidance of doubt, amounts received by a Selling Party [...***...] shall not constitute amounts received by a Selling Party for the sale of Royalty-Bearing Product and shall not be included in any calculation of Net Sales hereunder. For the avoidance of doubt, upon an assignment of this Agreement by SORRENTO, any modifications to this Agreement would require MAYO approval.

If, on a country-by-country basis, a Royalty-Bearing Product is sold in the form of a Combination Product, the Net Sales for such Royalty-Bearing Product in the Combination Product will be calculated by [...***...].

1.18“Patent Rights” means those patent and patent applications listed on Exhibit B, and provisionals, divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing.

1.19“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or a governmental entity.

1.20“Phase I Clinical Study” means the first human clinical trial phase I study of a Licensed Product, sponsored by SORRENTO, the principal purpose of which is preliminary determination of safety in healthy individuals or patients to satisfy the requirements of 21 C.F.R. §312.21(a), or any other requirements, or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States. Such phase I clinical trial shall be deemed to have commenced when such Licensed Product is first administered to any patient enrolled in such phase I clinical trial.

1.21“Phase II Clinical Trial” means the first human clinical trial phase II study, including the phase II portion of a phase I/II trial, of a Licensed Product, sponsored by SORRENTO, the principal purpose of which is preliminary evaluation of clinical efficacy and safety, and/or to obtain an indication of the dosage regimen required as more fully defined in 21 C.F.R. §312.21(b), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States. Such phase II clinical trial shall be deemed to have commenced when such Licensed Product is first administered to any patient enrolled in such phase II clinical trial.

1.22“Phase III Clinical Study” means the first human clinical trial phase III study, including the phase III portion of a phase II/III, of a Licensed Product, sponsored by SORRENTO, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied in a manner sufficient to file for Regulatory Approval of such product and would satisfy the requirements of 21 C.F.R. §312.21(c), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States. Such phase III clinical trial shall be deemed to have commenced when such Licensed Product is first administered to any patient enrolled in such phase III clinical trial.

1.23“Regulatory Approval” means, in any given country, the granting by the Regulatory Authorities in that country of all approvals that are necessary for the manufacturing, distributing, marketing, sale, pricing and reimbursement of a drug product.

1.24“Regulatory Authority(ies)” means any federal, state or local regulatory agency, department, bureau or other government entity, including without limitation the FDA, EMEA or PMDA, which has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Licensed Product in any country.

1.25“Regulatory Exclusivity”  means, with respect to any country in the Territory, an additional market protection, other than those covered under the Patent Rights, granted by a Regulatory Authority in such country which confers an exclusive commercialization period during which SORRENTO or its Affiliates or any Sublicensees have the exclusive right to market and sell a Licensed Product in such country on an exclusive basis, including, but not limited to: new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity and any international equivalents.

1.26“Royalty-Bearing Product” means any Licensed Product in the Field sold by SORRENTO or its Affiliates or Sublicensees to an unrelated third party on an arms-length basis.

1.27“Royalty Term” means, on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, the period beginning on the First Commercial Sale of a Royalty-Bearing Product in a given country and ending upon the later of (a) the expiration date of the last to expire of the valid claim in any issued Patent Rights or Regulatory Exclusivity that cover such Royalty-Bearing Product in such country; or (b) the tenth anniversary of the First Commercial Sale of such Royalty-Bearing Product in such country.

1.28“Sublicensee” means any third party to whom SORRENTO has granted a sublicense of the licensed rights granted to SORRENTO pursuant to Section 2.01 or conveyed the forbearance of suit under the Patent Rights, Know-How or Materials.

1.29“Sublicense Income” means consideration in any form received by SORRENTO from each Sublicensee for the express sublicense of or a covenant not to sue the rights granted under Section 2.01, excluding any royalties based on the sale of Royalty-Bearing Products.  Sublicense Income shall include all fees, payments, equity, research and development funding in excess of SORRENTO’s reasonable and documented costs of performing such research and development, and any consideration received for an equity interest in, extension of credit to, or other investment in SORRENTO, to the extent such consideration is expressly attributable to the grant of any sublicense of or a covenant not to sue the rights granted under Section 2.01 to a Sublicensee.

1.30“Territory” means Worldwide.

Article 2.00 – Grant of Rights

2.0lGRANT.  Subject to the terms and conditions of this Agreement, MAYO grants to SORRENTO: (a) an exclusive (even as to MAYO and its Affiliates, subject to Section 2.02) license with the right to sublicense (through multiple tiers), within the Field and Territory, under the Patent Rights and Materials to Exploit Licensed Products; and (b) a nonexclusive license, with the right to sublicense, within the Field and Territory, to use the Know-How to Exploit Licensed Products.  The foregoing licenses and rights shall be irrevocable (except as otherwise provided herein), transferrable (subject to Section 11.11 hereof or as permitted or required under any Applicable Law), and include the right of any third party to exercise the foregoing rights and licenses for, on behalf of, or for the benefit of SORRENTO.

During the thirty (30) days following the last signature hereto, MAYO will provide reasonable assistance to SORRENTO, including access to necessary personnel to transfer Know-How and Materials, but in no event shall MAYO be required to provide any Know-How or Materials in tangible form if it does not exist in tangible form as of the Effective Date.  After such thirty (30) day period if SORRENTO requires any additional transfer of Know-How or Materials then the Parties will enter into a mutually acceptable agreement for such transfer. For avoidance of any doubt, all costs and expenses related to such transfer assistance, including the cost and time Mayo Investigator(s) incur transferring the Know-How and/or Materials, will be borne solely by MAYO and not SORRENTO up to twenty four (24) hours. Any such reasonable costs or expenses in excess of such number of hours that are pre-approved by SORRENTO shall be borne by SORRENTO.

2.02RESERVATION OF RIGHTS.  All rights herein are subject to: (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Patent Rights, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”); and (b) MAYO’s and its Affiliates’ reserved, irrevocable right to practice and have practiced the Patent Rights and Materials for non-commercial purposes in connection with the educational, research and clinical programs of MAYO, Mayo Clinic Platform, MAYO’s Affiliates, including MAYO’s reference laboratory and Mayo Collaborative Services, LLC, and the Mayo Clinic Care Network.  SORRENTO agrees to comply with the provisions of the Bayh-Dole Act, including promptly providing to MAYO with information requested to enable MAYO to meet its compliance requirements and substantially manufacturing Licensed Product in the U.S.

2.03NO OTHER RIGHTS GRANTED.  This Agreement does not grant any right, title or interest outside the Field or Territory or any right, title or interest in or to any tangible or intangible property right of MAYO or its Affiliates, including but not limited to any patent rights, know-how or material or any improvements thereon, which is not expressly stated herein, including pursuant to Sections 2.01 (Grant) and 2.04(a) (Additional Rights, Sponsored Research).  All such other rights, titles and interests are expressly reserved by MAYO and SORRENTO agrees that in no event will this Agreement (i) exhaust any MAYO patent rights, or (ii) be construed as a sale, an assignment or an implied license by MAYO or its Affiliates to SORRENTO of any tangible or intangible property rights.

2.04 ADDITIONAL RIGHTS.

a)Sponsored Research.  Notwithstanding anything to the contrary contained herein (including Section 2.03), the Parties agree that the licenses and rights under this Agreement shall cover all improvements to the Licensed IP and any other intellectual property (including patent rights, know-how, data, materials and any improvements thereon) developed in connection with or otherwise arising from any sponsored research funded by SORRENTO or any of its Affiliates, pursuant to any separate sponsored research agreement(s) as contemplated in Section 3.07 hereof.

b)Other Research.  Subject to any third party rights and solely during the Royalty Term, MAYO shall make best efforts to make SORRENTO aware of any intellectual property that is targeted nanoparticle therapeutics and/or antibody drug conjugates that are developed without funding by SORRENTO and not by Mayo Investigators funded by SORRENTO, to allow SORRENTO a reasonable opportunity to negotiate a license to such intellectual property on commercially reasonable terms and, upon request by SORRENTO, MAYO shall (or shall cause its Affiliate(s), as applicable to) negotiate in good faith with SORRENTO to effect such license(s).

c)Other IP Rights.  MAYO agrees not to assert against SORRENTO or its Affiliates any other intellectual property rights owned and controlled by MAYO as of the Effective Date based on SORRENTO’s or its Affiliates’ use of the Materials solely in the form provided by MAYO to SORRENTO listed in Exhibit A as of the Effective Date, if and to the extent such Materials infringes or misappropriates such other intellectual property rights of MAYO. For the avoidance of doubt, such forbearance is not transferrable without Mayo’s prior written consent.

2.05SUBLICENSES.  Any sublicense by SORRENTO, other than to an Affiliate shall be to a Sublicensee that agrees in writing to be bound by substantially similar terms and conditions as SORRENTO herein, as applicable (for clarity, excluding financial terms and conditions), or such sublicense shall be null and void.  Sublicenses granted hereunder shall not be assignable without the prior written approval of MAYO consistent with the terms and conditions of Section 11.11 hereof; provided, that any such assignation assignment in violation of such terms and conditions shall be null and void.  SORRENTO will provide MAYO with an un-redacted copy of each sublicense agreement (including those through multiple tiers) promptly after execution, which shall be deemed and treated as the Confidential Information of SORRENTO.  As between the Parties, SORRENTO shall be responsible for the performance of all Affiliates and Sublicensees as if such performance were carried out by SORRENTO itself, including the payment of any royalties or other payments provided for and due to MAYO hereunder triggered by such Sublicense, regardless of whether the terms of any sublicense require that Sublicensee pay such amounts (such as in a fully paid-up license) to SORRENTO or that such amounts be paid by the Sublicensee directly to MAYO.  Each sublicense agreement with a Sublicensee shall name MAYO as a third party beneficiary and, unless MAYO has provided written consent, all rights of Sublicensees shall terminate when SORRENTO’s rights terminate.  For the avoidance of doubt, the granting by SORRENTO of any fully-paid up or royalty-free sublicenses will not alleviate the obligation of SORRENTO to pay the Earned Royalty based on Net Sales of Royalty-Bearing Products made by such applicable Sublicensee.

Article 3.00 – Up-Front, Milestone and Royalties Payments; Registration

3.01UP-FRONT.

a)In consideration for the rights granted herein, SORRENTO shall, within six (6) trading days of the Effective Date, pay to MAYO NINE MILLION THREE HUNDRED THOUSAND DOLLARS (US $9,300,000)  (the “Upfront Payment Amount”), which payment shall be comprised (A) solely of shares of restricted SORRENTO common stock (the “Shares”) (with the number of Shares calculated in accordance with the next sentence), or (B) any combination of cash paid in immediately available funds via wire transfer to an account designated by MAYO in writing and Shares (with the number of Shares calculated in accordance with the next sentence), in any case as determined by SORRENTO in its sole and absolute discretion; provided that the portion of the Upfront Payment Amount comprised of cash shall not exceed 25% of the Upfront Payment Amount.  The Shares shall be issued to MAYO in the name of Mayo Clinic and the number of Shares issuable shall be equal to the quotient obtained by dividing (i) the dollar amount of the Upfront Payment Amount to be paid in Shares by (ii) the weighted average closing price of SORRENTO’s common stock, as reported on The Nasdaq Stock Market LLC, for the 11 consecutive trading days beginning on the 5th trading day prior to the date of this Agreement; provided that in no event shall the value in clause (ii) be less than FOUR DOLLARS AND NINETY SIX CENTS (US $4.96) nor greater than SEVEN DOLLARS AND FORTY FOUR CENTS (US $7.44). In addition, in no event shall the number of Shares equal more than FIFTY ONE MILLION EIGHT HUNDRED AND ONE THOUNSAND ONE HUNDRED AND SIXTY TWO (51,801,162) shares of SORRENTO’s common stock. As of the Effective Date of this Agreement, SORRENTO has TWO HUNDRED AND FIFTY NINE MILLION ONE HUNDRED AND THIRTY FIVE THOUSAND THREE HUNDRED AND EIGHTY (259,135,380) shares of common stock outstanding. [...***...]. [...***...].

All Shares issued to MAYO shall be duly authorized, validly issued, fully paid, non-assessable and unencumbered, and any associated agreements MAYO shall be required to enter into related to such issuance shall only contain reasonable and customary terms and conditions.

b)SORRENTO will also reimburse MAYO all reasonable, documented unreimbursed preclinical and clinical research expenses at MAYO associated with the Licensed IP arising before the Effective Date of this Agreement in an amount of no more than THREE MILLION FOUR HUNDRED THOUSAND DOLLARS (US $3,400,000), within 30 days of receipt of invoice and supporting documentation for entering into this Agreement.

c)SORRENTO will reimburse MAYO all documented and unreimbursed expenses related to the development and manufacturing of the Materials arising before the Effective Date of this Agreement in an amount of TWO MILLION TWENTY TWO THOUSAND SEVEN HUNDRED SEVENTY EIGHT DOLLARS AND THIRTY FIVE CENTS (US $2,022,778.35), within 30 days of receipt of invoice and supporting documentation for entering into this Agreement.

3.02MILESTONE FEES.  SORRENTO will pay MAYO the following nonrefundable and noncreditable milestone fees for each Licensed Product developed by SORRENTO within sixty (60) days following achievement of the following events during the Term of this Agreement:

	Event	Milestone Payment
1	Initiation of the 1st [...***...] for each Licensed Product	US $[...***...]
2	Initiation of the 1st [...***...] for each Licensed Product	US $[...***...]
3	Market approval by [...***...] for each Licensed Product	US $[...***...]
4	Market approval by [...***...] for each Licensed Product	US $[...***...]
5	Upon achieving a cumulative gross sales of $[...***...] of a Licensed Product (payable for each such Licensed Product to reach such milestone)	US $[...***...]
6	Upon achieving a cumulative gross sales of $[...***...] of a Licensed Product (payable for each such Licensed Product to reach such milestone)	US $[...***...]
7	Upon achieving a cumulative gross sales of $[...***...] of a Licensed Product (payable for each such Licensed Product to reach such milestone)	US $[...***...]
8	Upon achieving a cumulative gross sales of $[...***...] of a Licensed Product (payable for each such Licensed Product to reach such milestone)	US $[...***...]

3.03EARNED ROYALTIES.  On a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, during the Royalty Term, SORRENTO will make nonrefundable and noncreditable earned royalty payments (“Earned Royalties”) to MAYO of:

a)[...***...] percent ([...***...]%) of Net Sales of Royalty-Bearing Products that[...***...]; or

b)[...***...] percent ([...***...]%) of Net Sales of Royalty-Bearing Products that [...***...].

The Earned Royalties are payable as described in Section 4.01 (Reports and Payment).   No Earned Royalties are due MAYO on transfers to MAYO or MAYO Affiliates. For the avoidance of doubt, only one Earned Royalty shall be payable for any given Royalty-Bearing Product (it being understood that no Royalty-Bearing Product will be subject to both subsection (i) and subsection (ii) above, but if a Royalty-Bearing Product is subject to both subsection (i) and subsection (ii), the higher of the two Earned Royalties shall be paid).

3.04ROYALTY STACKING.  If SORRENTO is a party to a license agreement with any third party under which SORRENTO obtains a license for technology reasonable required for the manufacture, use, sale, import, export, or other Exploitation of a Royalty-Bearing Product then SORRENTO may reduce the Earned Royalties due to MAYO on such Royalty-Bearing Product

(on a product-by-product basis) by [...***...] percent ([...***...]%) of the royalties that are payable to such third party; provided, however, that in no event will the Earned Royalties be reduced to less than [...***...] percent ([...***...]%) of the Earned Royalties that would otherwise be payable under Section 3.03 (Earned Royalties).   For the avoidance of doubt, the Earned Royalties otherwise due may not be reduced to more than [...***...] percent ([...***...]%) regardless of the number of additional licenses to which SORRENTO is a party.  SORRENTO agrees to notify MAYO immediately if SORRENTO enters into any additional license(s) with a third party or parties that would affect the Earned Royalty amount received by MAYO.

3.05RESERVED

3.06SUBLICENSE INCOME ROYALTY.  SORRENTO will make nonrefundable and noncreditable payments to MAYO of Sublicense Income as follows:

a)If the Licensed IP or Licensed Product is sublicensed by SORRENTO prior to the successful Completion of [...***...], SORRENTO shall pay MAYO [...***...] percent ([...***...]%) of all Sublicense Income for such Licensed IP or Licensed Product obtained by SORRENTO from the applicable Sublicensee.

b)If the Licensed IP or Licensed Product is sublicensed by SORRENTO after successful Completion of [...***...] and prior to the successful Completion of [...***...], SORRENTO shall pay MAYO [...***...] percent ([...***...]%) of all Sublicense Income for such Licensed IP or Licensed Product obtained by SORRENTO from the applicable Sublicensee.

c)If the Licensed IP or Licensed Product is sublicensed by SORRENTO after the successful Completion of [...***...], SORRENTO shall pay MAYO [...***...] percent ([...***...]%) of all Sublicense Income for such Licensed IP or Licensed Product obtained by SORRENTO from the applicable Sublicensee.

The Sublicense Income is payable as described in Section 4.01 (Reports and Payment).

3.07Sponsored Research Funding. Promptly following execution of this Agreement the Parties agree to negotiate in good faith and enter into a sponsored research agreement, which agreement will provide that, during the [...***...] after the Effective Date, SORRENTO shall [...***...] from the Effective Date, in research funding for work to be done at MAYO to develop the Licensed Product(s), subject to mutually agreed upon work plans and budgets, and subject to MAYO policies and the approval of MAYO’s Institutional Review Board and Conflict of Interest Committee.  Such sponsored research activities may include basic research projects, as well as toxicology, GMP manufacturing or additional Phase I or Phase II clinical trials of the Licensed IP.  The Parties shall mutually agree upon any additional research funding for work to be done at MAYO in subsequent years.  Any sponsored research shall be outlined and agreed upon in a separate research agreement between MAYO and SORRENTO.

3.08PRIORITY REVIEW. In the event that SORRENTO receives an FDA priority review voucher or similar transferrable asset based on a submission relating to a Licensed Product and elects to sell or otherwise transfer such asset to a third party, SORRENTO will share [...***...] ([...***...]%) of any consideration in any form received by SORRENTO in exchange. Such consideration shall payable as described in Section 4.01 (Reports and Payment).

3.09PRICE.  Subject to SORRENTO’s or its designee’s manufacturing and supply capacity, availability of the given Licensed Product and any obligations or commitments to third parties, the Parties intend that MAYO may, at its sole option, submit orders to purchase the Licensed Product for use within MAYO’s and its Affiliates’ clinical programs and non-commercial educational and research programs in such quantity that SORRENTO can reasonably accommodate at [...***...].

3.10TAXES.  SORRENTO is responsible for all taxes, duties, import duties, assessments and other governmental charges, however designated, which are now or hereafter imposed by any authority on SORRENTO: (a) by reason of the performance by MAYO of its obligations under this Agreement, or the payment of any amounts by SORRENTO to MAYO under this Agreement; (b) based on the rights granted herein; or (c) related to use, sale or importation of the Licensed Product. In the event there is any withholding tax that SORRENTO has to withhold during the Term of this Agreement, SORRENTO will inform MAYO in advance. If necessary, SORRENTO will obtain, or assist MAYO in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to MAYO by treaty or otherwise.

3.11U.S. CURRENCY.  All payments to MAYO under this Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars.  In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by US Bank at the end of the last business day of the quarter in which the payment accrued.

3.12OVERDUE PAYMENTS.  If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate of [...***...] percent ([...***...]%) above the prime rate in effect at US Bank on the due date. MAYO shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following SORRENTO’s such failure to pay.  The acceptance of any payment, including such interest, shall not foreclose MAYO from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of SORRENTO to make any payment when due.

3.13Resale Registration Rights.

a)Within 30 days following the issuance of the Shares, SORRENTO shall (i) file with the Securities and Exchange Commission (the “SEC”), or (ii) have filed with the SEC, a resale registration statement (together with any New Resale Registration Statement (as defined below), the “Resale Registration Statement”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which all of the Shares (the “Registrable Securities”) shall be included (on the initial filing or by supplement or amendment thereto) to enable the public resale on a delayed or continuous basis of the Registrable Securities by MAYO. SORRENTO shall file the Resale Registration Statement on such form as SORRENTO may then utilize under the rules of the SEC and use its commercially reasonable efforts to have the Resale Registration Statement declared effective under the Securities Act as soon as practicable, but in no event more than the earlier of: (A) 90 days following the issuance of the Shares, and (B) four business days after the date SORRENTO receives written notification from the SEC that the Resale Registration Statement will not be reviewed. SORRENTO agrees to use its commercially reasonable efforts to maintain the effectiveness of the Resale Registration Statement, including by filing any necessary post-effective amendments and prospectus supplements, or, alternatively, by filing one or more new registration statements (each, a “New Resale Registration Statement”) relating to the Registrable Securities as required by Rule 415 under the Securities Act, continuously until the date that is the earlier of (i) three (3) years following the date of effectiveness of the Resale Registration Statement, (ii) the date on which MAYO no longer holds any Registrable Securities covered by such Resale Registration Statement, or (iii) the date that the Registrable Securities can be sold under Rule 144 without restriction.

3.14Provisions Relating to Registration.

a)Notwithstanding any other provisions of this Agreement to the contrary, SORRENTO shall cause (i) the Resale Registration Statement (as of the effective date of the Resale Registration Statement), any amendment thereof (as of the effective date thereof) or supplement thereto (as of its date), (A) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC, and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) any related prospectus, preliminary prospectus and any amendment thereof or supplement thereto, as of its date, (1) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC, and (2) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, SORRENTO shall have no such obligations or liabilities with respect to any written information pertaining to MAYO and furnished to SORRENTO by or on behalf of MAYO specifically for inclusion therein.

b)SORRENTO shall notify MAYO: (i) when the Resale Registration Statement, or any amendment thereto has been filed with the SEC and when the Resale Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to the Resale Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Resale Registration Statement or the initiation of any proceedings for that purpose and of any other action, event or failure to act that would cause the Resale Registration Statement not to remain effective; and (iv) of the receipt by SORRENTO of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose.

c)As promptly as practicable after becoming aware of such event, SORRENTO shall notify MAYO of the happening of any event (a “Suspension Event”), of which SORRENTO has knowledge, as a result of which the prospectus included in the Resale Registration Statement as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Resale Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to MAYO as MAYO may reasonably request; provided, however, that, for not more than 30 consecutive trading days (or a total of not more than 90 trading days in any 12 month period), SORRENTO may delay, to the extent permitted by and in a manner not in violation of applicable securities laws, the disclosure of material non-public information concerning SORRENTO (as well as prospectus or Resale Registration Statement updating), the disclosure of which at the time is not, in the good faith opinion of SORRENTO, in the best interests of SORRENTO; provided, further, that, if the Resale Registration Statement was not filed on Form S-3, such number of days shall not include the 15 calendar days following the filing of any Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K, or other comparable form, for purposes of filing a post-effective amendment to the Resale Registration Statement.

d)Upon a Suspension Event, SORRENTO shall give written notice (a “Suspension Notice”) to MAYO to suspend sales of the affected Registrable Securities, and such notice shall state that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and SORRENTO is pursuing with reasonable diligence the completion of the matter giving rise to the Suspension Event or otherwise taking all reasonable steps to terminate suspension of the effectiveness or use of the Resale Registration Statement provided, however, that the Suspension shall not be for more than 30 consecutive trading days (or a total of not more than 90 trading days in any 12 month period). In no event shall SORRENTO, without the prior written consent of MAYO, disclose to MAYO any of the facts or circumstances giving rise to the Suspension Event. MAYO shall not effect any sales of the Registrable Securities pursuant to such Resale Registration Statement (or such filings), at any time after it has received a Suspension Notice and prior to receipt of an End of Suspension Notice. MAYO may resume effecting sales of the Registrable Securities under the Resale Registration Statement (or such filings), following further notice to such effect (an “End of Suspension Notice”) from SORRENTO. This End of Suspension Notice shall be given by SORRENTO to MAYO in the manner described above promptly following the conclusion of any Suspension Event and its effect. For the avoidance of doubt, a Suspension Notice shall not affect or otherwise limit sales of affected Registrable Securities under Rule 144 or otherwise outside of the Resale Registration Statement.

e)Notwithstanding any provision herein to the contrary, if SORRENTO gives a Suspension Notice pursuant to this Section 3.14 with respect to the Resale Registration Statement, SORRENTO shall extend the period during which the Resale Registration Statement shall be maintained effective under this Agreement by the number of days during the period from the date of the giving of the Suspension Notice to and including the date when MAYO shall have received the End of Suspension Notice and copies of the supplemented or amended prospectus necessary to resume sales; provided however, such period of time shall not be extended beyond the date that the Registrable Securities can be sold under Rule 144 without restriction.

f)SORRENTO shall bear all Registration Expenses incurred in connection with the registration of the Registrable Securities pursuant to this Agreement. “Registration Expenses” shall mean any and all expenses incident to the performance of or compliance with this Agreement, including without limitation: (i) all registration and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Securities on any securities exchange; (iii) fees and expenses with respect to filings required to be made with an exchange or any securities industry self-regulatory body; (iv) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters or holders of securities in connection with blue sky qualifications of the securities and determination of their eligibility for investment under the laws of such jurisdictions); (v) printing, messenger, telephone and delivery expenses of SORRENTO; (vi) fees and disbursements of counsel for SORRENTO and customary fees and expenses for independent certified public accountants retained by SORRENTO (including the expenses of any comfort letters, or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, if such comfort letter or comfort letters is required by the managing underwriter); (vii) securities acts liability insurance, if SORRENTO so desires; (viii) all internal expenses of SORRENTO (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties); (ix) the expense of any annual audit; and (x) the fees and expenses of any Person, including special experts, retained by SORRENTO; provided, however that “Registration Expenses” shall not include underwriting fees, discounts or commissions attributable to the sale of the Registrable Securities or any legal fees and expenses of counsel to MAYO.

g)Notwithstanding anything to the contrary contained in this Agreement, SORRENTO shall not be required to include Registrable Securities in the Resale Registration Statement unless MAYO, following reasonable advance written request by SORRENTO, furnishes to SORRENTO, at least 10 business days prior to the scheduled filing date of the Resale Registration Statement, an executed stockholder questionnaire in the form attached hereto as Exhibit C.

3.15Indemnification with Respect to Registration.

a)In the event of the offer and sale of the Registrable Securities held by MAYO under the Securities Act, SORRENTO agrees to indemnify and hold harmless MAYO and its directors, officers, employees, affiliates and agents and each Person who controls MAYO within the meaning of the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”), (collectively, the “MAYO Indemnified Parties”) from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof to which each MAYO Indemnified Party may become subject under the Securities Act or the Exchange Act, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or in any amendment thereof, in each case at the time such became effective under the Securities Act, or in the preliminary prospectus or other information that is deemed, under Rule 159 promulgated under the Securities Act to have been conveyed to purchasers of securities at the time of sale of such securities (“Disclosure Package”), in the prospectus or in any amendment thereof or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Disclosure Package or any prospectus, in the light of the circumstances under which they were made) not misleading, and shall reimburse, as incurred, the MAYO Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, however, that SORRENTO shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in the Resale Registration Statement, the Disclosure Package, any prospectus or in any amendment thereof or supplement thereto in reliance upon and in conformity with written information pertaining to MAYO and furnished to SORRENTO by or on behalf of such MAYO

Indemnified Party specifically for inclusion therein; provided further, however, that SORRENTO shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Disclosure Package, where (A) such statement or omission had been eliminated or remedied in any subsequently filed amended prospectus or prospectus supplement (the Disclosure Package, together with such updated documents, the “Updated Disclosure Package”), the filing of which MAYO had been notified in accordance with the terms of this Agreement, (B) such Updated Disclosure Package was available at the time MAYO sold Registrable Securities under the Resale Registration Statement, (C) such Updated Disclosure Package was not furnished by MAYO to the Person asserting the loss, liability, claim, damage or liability, or an underwriter involved in the distribution of such Registrable Securities, at or prior to the time such furnishing is required by the Securities Act, and (D) the Updated Disclosure Package would have cured the defect giving rise to such loss, liability, claim, damage or action; and provided further, however, that this indemnity agreement will be in addition to any liability that SORRENTO may otherwise have to such MAYO Indemnified Party. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any MAYO Indemnified Parties and shall survive the transfer of the Registrable Securities by MAYO.

b)As a condition to including any Registrable Securities to be offered by MAYO in any registration statement filed pursuant to this Agreement, MAYO agrees to indemnify and hold harmless SORRENTO, each of its directors, each of its officers who signs the Resale Registration Statement, as well as any officers, employees, affiliates and agents of SORRENTO, and each Person, if any, who controls SORRENTO within the meaning of the Securities Act or the Exchange Act (a “SORRENTO Indemnified Party”) from and against any losses, claims, damages or liabilities or any actions in respect thereof, to which a SORRENTO Indemnified Party may become subject under the Securities Act or the Exchange Act, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or in any amendment thereof, in each case at the time such became effective under the Securities Act, or in any Disclosure Package, prospectus or in any amendment thereof or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package or any prospectus, in the light of the circumstances under which they were made) not misleading, but in each case only to the extent that the untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information pertaining to MAYO and furnished to SORRENTO by or on behalf of MAYO specifically for inclusion therein; and, subject to the limitation immediately preceding this clause, shall reimburse, as incurred, the SORRENTO Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any loss, claim, damage, liability or action in respect thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of MAYO, or any such director, officer, employees, affiliates and agents and shall survive the transfer of such Registrable Securities by MAYO, and MAYO shall reimburse SORRENTO, and each such director, officer, employees, affiliates and agents for any legal or other expenses reasonably incurred by them in connection with investigating, defending, or settling and such loss, claim, damage, liability, action, or proceeding; provided, however, that the indemnity amount contained in this Section 3.15(b) shall in no event exceed the gross proceeds from the offering received by MAYO. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of SORRENTO or any such director, officer, employees, affiliates and agents and shall survive the transfer by MAYO of such Registrable Securities.

c)Promptly after receipt by a MAYO Indemnified Party or a Company Indemnified Party (each, an “Indemnified Party”) of notice of the commencement of any action or proceeding (including a governmental investigation), such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 3.15, notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve the indemnifying party from liability under Sections 3.15 (a) or 3.15 (b) unless and to the extent it did not otherwise learn of such action and the indemnifying party has been materially prejudiced by such failure. In case any such action is brought against any Indemnified Party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the indemnifying party), and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof the indemnifying party will not be liable to such Indemnified Party under this Section 3.15 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, if such Indemnified Party shall have been advised by counsel that there are one or more defenses available to it that are in conflict with those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), the reasonable fees and expenses of such Indemnified Party’s counsel shall be borne by the indemnifying party. In no event shall the indemnifying party be liable for the fees and expenses of more than one counsel (together with appropriate local counsel) at any time for any Indemnified Party in connection with any one action or separate but substantially similar or related actions arising in the same jurisdiction out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed), effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. If the indemnification provided for in this Section 3.15 is unavailable or insufficient to hold harmless an Indemnified Party under Sections 3.15(a) or 3.15(b), then each indemnifying party shall contribute to the amount paid or payable by such Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in Sections 3.15(a) or 3.15(b) in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the Indemnified Party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by SORRENTO on the one hand or MAYO or MAYO Indemnified Party, as the case may be, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 3.15(c) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim that is the subject of this Section 3.15(c). The parties agree that it would not be just and equitable if contributions were determined by pro rata allocation (even if MAYO was treated as one entity for such purpose) or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding any other provision of this Section 3.15(c), MAYO shall not be required to contribute any amount in excess of the amount by which the net proceeds received by MAYO from the sale of the Registrable Securities pursuant to the Resale Registration Statement exceeds the amount of damages that MAYO has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

d)The agreements contained in this Section 3.15 shall survive the sale of the Registrable Securities pursuant to the Resale Registration Statement, and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any Indemnified Party.

Article 4.00 – Accounting and Reports

4.01REPORTS AND PAYMENT.  SORRENTO will deliver to MAYO on or before the following dates: 1 February, 1 May, 1 August and 1 November, a written report setting forth a full accounting showing how any amounts due to MAYO for the preceding calendar quarter have been calculated as provided in this Agreement, including an accounting of total Net Sales with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges and any payments due from Sublicensees.  Each report will include product names, part numbers and quantity sold for each country in which the Licensed Product was sold.  Furthermore, the report will include detailed information about Licensed Products sold to MAYO or MAYO Affiliates.  If no Licensed Product transfers have occurred and no other amounts are due to MAYO, SORRENTO will submit a report so stating. Each such report will be accompanied by the payment of all amounts due for such reporting period.  The first report and payment due each calendar year shall also be accompanied by a reporting of the prior year’s best net price for each Licensed Product, per Section 3.09.

4.02ACCOUNTING.  SORRENTO will, and shall require its Affiliates and Sublicensees to keep, throughout the Term, keep complete, continuous, true and accurate books of accounts and records sufficient to support and verify the calculation of Net Sales, all royalties and any other amount believed due and payable to MAYO under this Agreement.  Such books and records may be audited no more than once in any calendar year by an independent third party auditor reasonably acceptable to SORRENTO and MAYO solely for audit and verification of royalty statements and the other amounts owed to MAYO hereunder.  The MAYO representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to SORRENTO.  In the event such audit reveals an underpayment by SORRENTO, SORRENTO will within thirty (30) days pay the royalty due in excess of the royalty actually paid.  In the event the audit reveals an underpayment by SORRENTO of more than [...***...] percent

([...***...]%) of the amount due, SORRENTO will pay interest on the royalty due in excess of the royalty actually paid at the highest rate then permitted by law.  In either event, SORRENTO will pay all of MAYO’s costs in conducting the audit.

Article 5.00 – Diligence

5.01DEVELOPMENT PLAN.  SORRENTO will make Commercially Reasonable Efforts to bring Licensed Products to market in the Field in the Territory.  Within three months of the Effective Date and annually thereafter, SORRENTO will provide to MAYO a development plan, and the Parties shall discuss in good faith to mutually agree upon the Licensed Products being brought forth as well as target milestones that describes how SORRENTO intends to bring Licensed Products to market, which shall be attached hereto as Exhibit D, Development Plan, incorporated herein by reference.

5.02DILIGENCE REPORTS.  SORRENTO will provide MAYO with annual reports within thirty (30) days of each anniversary of the Effective Date describing in detail: (a) as of that reporting period, all development and marketing activities for each Licensed Product and the names of all Sublicensees, including which of the Sublicensees are Affiliates; and (b) an updated development plan for the next annual period.  MAYO shall have the right, no more than once annually, to reasonably audit SORRENTO’s and Sublicensees’ records relating to development of Licensed Products.

Article 6.00 – Intellectual Property Management

6.01CONTROL. SORRENTO will have the first right to prepare, file, prosecute, abandon, or otherwise handle the Patent Rights, using counsel of SORRENTO’s selection, with prior advice and comment from MAYO.  SORRENTO shall pay all reasonable, documented unreimbursed costs and expenses associated with the filing, prosecution and maintenance of the Patent Rights, whether arising before or during the Term. [...***...].  In the event that SORRENTO decides not to (i) prosecute or maintain an application or patent within the Patent Rights; or (ii) pursue claims suggested by MAYO, SORRENTO shall inform MAYO of such decision at least thirty (30) days prior to the relevant deadline.  Should MAYO then choose to (a) continue the prosecution or maintenance of an application or patent abandoned by SORRENTO; or (b) file a patent application pursuing claims not pursued by SORRENTO, MAYO shall pay the cost of such activity, and any license to the SORRENTO for such patent rights shall terminate.  MAYO shall have sole control over the protection, defense, enforcement, maintenance, abandonment and other handling of the Know-How and Materials.  MAYO will have no liability to SORRENTO for any act or omission in the preparation, filing, prosecution, maintenance, abandonment, or other handling of the Patent Rights and Know-How and Materials.

6.02ENFORCEMENT. The Parties shall promptly notify each other of any suspected infringement of any Patent Rights.

a)During the Term, SORRENTO shall, at its expense, have the first right to enforce any Patent Rights against such infringer. SORRENTO agrees to defend MAYO against any counterclaim brought against it in such action.  MAYO shall reasonably cooperate with SORRENTO in such effort, at SORRENTO‘s expense, including being joined as a party to such action, if deemed by a court with competent jurisdiction as a necessary party. SORRENTO shall reimburse MAYO for any reasonable costs incurred, including reasonable attorneys’ fees, as part of any action brought by SORRENTO.

b)SORRENTO shall have the right to enter into any settlement agreement, voluntary dismissal, consent judgment or other voluntary final disposition in any action regarding the Patent Rights, provided that SORRENTO will give MAYO a reasonable opportunity to review and comment on any such proposed settlement agreement, voluntary dismissal, consent judgment, or other voluntary final dismissal and SORRENTO will not enter into such proposed settlement agreement, voluntary dismissal, consent judgment, or other voluntary final dismissal if MAYO reasonably objects to the same (and in which case the Parties will promptly work together to identify a mutually acceptable resolution to such action).  Any amounts received for punitive or exemplary damages shall be shared equally between MAYO and SORRENTO and any other amounts received, including compensatory damages or damages based on a loss of revenues which exceed the out-of-pocket costs and expenses incurred by SORRENTO, shall be deemed to be Net Sales of Royalty-Bearing Products in the fiscal quarter received.

c) If SORRENTO fails, within one hundred twenty (120) days after receiving notice of a potential infringement, to institute an action against such infringer or notifies MAYO that it does not plan to institute such action, then MAYO shall have the right to do so at its own expense. SORRENTO shall cooperate with MAYO in such effort including being joined as a party to such action if necessary.  MAYO shall be entitled to retain all damages or costs awarded in such action.  Should either MAYO or SORRENTO be a party to a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other party who may, at its discretion, continue prosecution of such suit.

6.03PATENT TERM EXTENSION.  SORRENTO shall consult with MAYO in selecting the patent covering each Licensed Product for patent term extension for or supplementary protection certificate in accordance with the Applicable Laws of any country.  Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith.

6.04PATENT MARKING.  To the extent commercially feasible, SORRENTO will mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent within the Patent Rights that cover such Licensed Product(s).  Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

6.05DEFENSE.  MAYO will have the first right, but not the obligation, to take any measures deemed appropriate by MAYO, regarding (a) challenges to the Patent Rights (including interferences, inter partes review, post grant review, cover business method, ex parte examination, or derivation proceedings in the U.S. Patent and Trademark Office and oppositions in foreign jurisdictions) and (b) defense of the Patent Rights (including declaratory judgment actions). SORRENTO shall have the right to comment and participate in any such challenge or action at its request and expense, and will reasonably cooperate in any such measures if requested to do so by MAYO. Should MAYO choose not to defend that Patent Rights against any such challenges or actions then SORRENTO may do so at its own expense [...***...].

6.06THIRD PARTY LITIGATION.  In the event a third party institutes a suit against SORRENTO for infringement of intellectual property involving a Licensed Product, SORRENTO will promptly inform MAYO and keep MAYO regularly informed of the proceedings. SORRENTO agrees to indemnify, defend and hold harmless MAYO for any claims, demands or law suits related thereto in accordance with Article 9.

Article 7.00 – Use of Name

7.01USE OF NAME AND LOGO.  Except to the extent required by Applicable Law (including reporting obligations with respect to public filings), neither Party will use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of the other Party or its Affiliates, or any simulation, abbreviation or adaptation of the same, or the name of any employee or agent of the other Party, without that Party’s prior, written, express consent.  A Party may withhold such consent in that Party’s absolute discretion.  MAYO’s marks include, but are not limited to the terms “MAYO®,” “MAYO Clinic®” and the triple shield MAYO logo.  With regard to the use of MAYO’s name, all requests for approval pursuant to this Section must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the e-mail address [...***...] at least ten (10) business days prior to the date on which a response is needed (which time period may be waived in MAYO’s sole discretion).

Article 8.00 – Confidentiality

8.01TREATMENT OF CONFIDENTIAL INFORMATION.  Except as provided for in Section 8.02 (Right to Disclose), neither Party will disclose, use or otherwise make available the other’s Confidential Information during the Term and for three (3) years thereafter and will use at least the same degree of care it employs to protect its own confidential information.

8.02RIGHT TO USE AND DISCLOSE.

(a)To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, SORRENTO may use and disclose Confidential Information of MAYO to its Sublicensees, consultants, and outside contractors on the condition that each such entity or person agrees to obligations of confidentiality and non-use at least as stringent as those herein.

(a)To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, MAYO may disclose Confidential Information of SORRENTO to its consultants and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those herein.

(b)If a Party is required by law, regulation or court order to disclose any of the Confidential Information, it will have the right to do so, provided it: (i) promptly notifies the disclosing Party; and (ii) reasonably assists the disclosing Party to obtain a protective order or other remedy of disclosing Party’s election and at disclosing Party’s expense, and only disclose the minimum amount necessary to satisfy such obligation.

8.03CONFIDENTIALITY OF AGREEMENTS.  Except as otherwise required by law, the specific terms and conditions of this Agreement shall be Confidential Information but the existence and Field of this Agreement will not be Confidential Information and the Parties may state that SORRENTO is licensed under the Licensed IP.

Article 9.00 – Warranties, Representations, Disclaimers and Indemnification

9.01REPRESENTATIONS AND WARRANTIES.

a)By All Parties. Each Party represents, warrants and covenants to the other that:

(i)it is duly organized and validly existing under the laws of its state of formation and has full authority to enter into this Agreement;

(ii)the execution and performance of this Agreement does not conflict with any other agreement, oral or written, to which it is a Party;

(iii)it will perform its obligations under this Agreement in compliance with all Applicable Laws; and

(iv)this Agreement is its legal, valid and binding obligation, enforceable against such Party in accordance with the terms and conditions hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

b)By SORRENTO. SORRENTO warrants and represents to MAYO that:

(i)it is experienced in the development, production, quality control, service, manufacture, marketing and sales of products similar to the subject matter of the Licensed IP and it will commit itself to a diligent program of developing and marketing the Licensed Products in accordance with each years development plan;

(ii)it has independently evaluated the Licensed IP and their applicability or utility in SORRENTO’s activities, and is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation by MAYO, and, except to the extent arising out of or related to a breach of this Agreement by MAYO or MAYO’s gross negligence or willful misconduct, assumes all risk and liability in connection with such determination;

(iii) it now maintains and will continue to maintain throughout the Term and beyond (to the extent required in Section 9.03) insurance coverage as set forth in Section 9.03 (Indemnification and Insurance); and

(iv) it shall comply and shall use Commercially Reasonable Efforts to require its Sublicensees to comply with all applicable international, national and state laws, ordinances and regulations in its performance under this Agreement.

c)By MAYO. MAYO warrants and represents to SORRENTO that:

(i)[...***...];

(ii)[...***...];

(iii)[...***...];

(iv)[...***...];

(v)[...***...]; and

(vi)[...***...].

9.02DISCLAIMERS.

(a)EACH PARTY AGREES AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY SPONSORED RESEARCH AGREEMENT ENTERED INTO BY THE PARTIES: (i) NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, IMPLIED OR STATUTORY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, IMPLIED OR STATUTORY, AND FOR MAYO, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AGAINST NON-INFRINGEMENT OR THE LIKE, OR ARISING FROM COURSE OF PERFORMANCE, AND (ii) MAYO HAS NOT MADE AND DOES NOT MAKE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY OR ANY OTHER CHARACTERISTIC OF THE LICENSED IP OR CONFIDENTIAL INFORMATION.

(b)WITHOUT LIMITING SECTION 9.02 AND EXCEPT AS EXPRESSLY PROVIDED HEREIN: (i) THE LICENSED IP AND CONFIDENTIAL INFORMATION IS PROVIDED “AS IS,” “WITH ALL FAULTS” AND “WITH ALL DEFECTS,” (ii) EXCEPT FOR CLAIMS ARISING OUT OF OR RELATED TO A BREACH OF THIS AGREEMENT BY MAYO, OR MAYO’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, SORRENTO EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND, IN ALL CASES RELATING TO THE LICENSED IP AND THE CONFIDENTIAL INFORMATION PROVIDED BY MAYO TO SORRENTO HEREUNDER; (iii) MAYO EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE, WITH RESPECT TO: THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE LICENSED IP; THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION; OR THAT THE USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCTS WILL

NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS.  NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR MAYO TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE LICENSED IP.

(c)EXCEPT FOR CLAIMS ARISING OUT OF OR RELATED TO A BREACH OF THIS AGREEMENT BY MAYO, OR MAYO’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, SORRENTO AGREES THAT MAYO AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS AGREEMENT, WHETHER TO OR BY SORRENTO, SUBLICENSEE OR A THIRD PARTY.  EXCEPT WITH RESPECT TO ANY BREACH OF ARTICLE 8, A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR FOR MAYO’S WILLFUL BREACH OF SECTION 2.01, OR AS MAY BE PAYABLE PURSUANT TO THE APPLICABLE PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR MAYO’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR MAYO’S WILLFUL BREACH OF SECTION 2.01, MAYO’S TOTAL LIABILITY SHALL NOT EXCEED THE TOTAL AMOUNT OF ROYALTIES AND OTHER CONSIDERATION (OTHER THAN REIMBURSEMENTS) THAT HAVE ACTUALLY BEEN PAID TO MAYO BY SORRENTO UNDER THIS AGREEMENT WITHIN THE PRIOR TWELVE MONTHS AS OF THE DATE OF FILING AN ACTION AGAINST MAYO THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO SORRENTO.

9.03INDEMNIFICATION AND INSURANCE.

a)SORRENTO will defend, indemnify and hold harmless MAYO, MAYO’s Affiliates and their respective trustees, officers, agents, independent contractors and employees (“MAYO Indemnitees”) from any and all judgments, costs, expenses, damages and liabilities (including reasonable attorneys’ fees, court costs and other reasonable expenses of litigation) (collectively, “Liabilities”) resulting from suits, claims, actions and demands, in each case brought by a third party (each, a “Third-Party Claim”), regardless of the legal theory asserted, arising out of or connected with: (i) the practice or exercise of any rights granted hereunder by or on behalf of SORRENTO or any Sublicensee; (ii) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products by or on behalf of SORRENTO or any Sublicensee; (iii) any material breach of any of SORRENTO’s obligations, representations, warranties or covenants under this Agreement; or (iv) act or omission of SORRENTO or any Sublicensee in the performance under this Agreement, including the negligence or willful misconduct of a SORRENTO Indemnitee under this Agreement.  SORRENTO’s obligation to indemnify the MAYO Indemnitees pursuant to this Section 9.03(a) shall not apply to the extent that any such Liabilities are the result of a material breach by MAYO of its obligations, representations, warranties or covenants under this Agreement or MAYO’s gross negligence or willful misconduct.

b)MAYO will defend, indemnify and hold harmless SORRENTO, SORRENTO’s Affiliates and their respective trustees, officers, agents, independent contractors and employees (“SORRENTO Indemnitees”) from any and all Liabilities resulting from Third-Party Claims arising out of or occurring as a result of: (i) any material breach of any of MAYO’s obligations, representations, warranties, or covenants under this Agreement; or (ii) the gross negligence or willful misconduct of a MAYO Indemnitee under this Agreement. MAYO’s obligation to indemnify the SORRENTO Indemnitees pursuant to this Section 9.03(b) shall not apply to the extent that any such Liabilities are the result of a material breach by SORRENTO of its obligations, representations, warranties or covenants under this Agreement or SORRENTO’s gross negligence or willful misconduct.

(c) To be eligible to be Indemnified pursuant to this Section 9.03, the indemnified Person shall provide the indemnifying Party with prompt written notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 9.03 and the right to control the defense (with the reasonable cooperation of the indemnified Person) or settlement any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Person’s written consent, such consent not to be unreasonably withheld or delayed.  The indemnified Person shall have the right to join, but not to control, at its own expense and with counsel of its choice, the defense of any claim or suit that has been assumed by the indemnifying Party.

(d)SORRENTO will continuously carry occurrence-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by SORRENTO hereunder during the Term and after, such amount being at least Five Millions Dollars (USD $5,000,000).  In addition, such policy will name MAYO and its Affiliates as additional-named insureds up to the policy limit.  The minimum limits of any insurance coverage required herein shall not limit SORRENTO’s liability. SORRENTO acknowledges and agrees that the rights and remedies available to MAYO hereunder shall not be limited by the amounts of SORRENTO’s insurance coverage.

(e)SORRENTO expressly waives any right of subrogation that it may have against MAYO Indemnitees resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorneys’ fees) and expenses for which SORRENTO is obligated to indemnify, defend and hold MAYO Indemnitees harmless under this Agreement.

9.04PROHIBITION AGAINST INCONSISTENT STATEMENTS.  SORRENTO shall not make any statements, representations or warranties on behalf of MAYO, nor purport to accept any liabilities or responsibilities on behalf of MAYO whatsoever that are inconsistent with any disclaimer or limitation included in this section or any other provision of this Agreement.

Article 10.00 – Term and Termination

10.01TERM.  This Agreement shall become effective as of the Effective Date, and will continue in full force and effect unless and until (a) mutually terminated in writing by the Parties, or (b) otherwise terminated pursuant to and in accordance with the terms of this Agreement (the “Term”).

10.02TERMINATION FOR BREACH.

(a)Subject to Section 11.17 (Force Majeure) and Section 10.06, if SORRENTO commits a material breach of this Agreement, including without limitation, the failure to make any required and undisputed royalty or fee payments hereunder, MAYO may notify SORRENTO in writing of such breach specifying the nature of the breach, requiring SORRENTO to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured, and SORRENTO will have (a) in the event of a material payment breach, sixty (60) days after such notice to cure such breach or (b) in the event of any other material breach (including any material breach of any diligence, milestone or similar obligation hereunder), one hundred and twenty (120) days after such notice to cure such breach. If SORRENTO fails to cure such breach within the applicable aforementioned cure period, MAYO may, at its sole discretion, terminate this Agreement by sending SORRENTO written notice of termination.

(b)Subject to Section 11.17 (Force Majeure), if MAYO commits a material breach of this Agreement, SORRENTO may notify MAYO in writing of such breach specifying the nature of the breach, requiring MAYO to make good or otherwise cure such breach, and stating its intention to terminate this Agreement if such breach is not cured, and MAYO will have sixty (60) days after such notice to cure such breach.   If MAYO fails to cure such breach within the applicable aforementioned cure period, SORRENTO may, at its sole discretion, terminate this Agreement by sending MAYO written notice of termination.

10.03TERMINATION FOR SUIT. MAYO does not license entities that bring suit against MAYO or its Affiliates and as such, MAYO may immediately terminate this Agreement if SORRENTO or any Sublicensee directly or indirectly brings any action or proceeding against MAYO or its Affiliates relating to the subject matter of this Agreement, except for any suit, action or claim relating to an uncured material breach of this Agreement by MAYO or its Affiliates or otherwise to enforce or affirm the terms and conditions of this Agreement or any sponsored research agreements contemplated herein.

10.04INSOLVENCY OF SORRENTO.  This Agreement terminates immediately without an obligation of notice of termination to SORRENTO in the event SORRENTO ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

10.05TERMINATION FOR CONVENIENCE BY SORRENTO.  SORRENTO may, during the Royalty Term, terminate this Agreement for no reason or for any reasons upon six (6) months’ written notice to MAYO.

10.06TERMINATION OF A LICENSED PRODUCT DUE TO ABANDONMENT OR FAILURE TO EXERCISE COMMERCIALLY REASONABLE EFFORTS.  If SORRENTO and its Affiliates and Sublicensees have not undertaken any development, commercialization, or other Exploitation of a particular Licensed Product in accordance with the then current Development Plan, or otherwise have failed to exercise their required Commercially Reasonable Efforts with respect to a particular Licensed Product set forth on the then current Development Plan in accordance with the then current Development Plan, and, in either case, have failed to remedy such breach within sixty (60) days of receiving notice thereof by MAYO then, in either case, and as MAYO’s exclusive remedy and as SORRENTO’s sole liability, MAYO may, at its sole discretion, but only with respect to such Licensed Product, terminate SORRENTO’s rights to such Licensed Product or convert SORRENTO’s license to such Licensed Product to non-exclusive, in either case by providing SORRENTO written notice of such termination or conversion. For the avoidance of doubt, exercise of the foregoing rights by MAYO will not terminate or amend any other rights SORRENTO has to any other Licensed Products.

10.07RETURN/DESTRUCTION OF CONFIDENTIAL INFORMATION / MATERIALS / LICENSED PRODUCT.  Subject to Section 10.08 (Effect of Termination) below (including the sell off period set forth therein), in the event of termination of this Agreement by MAYO pursuant to Sections 10.02(a), 10.03, 10.04, or 10.06, and at MAYO’s sole discretion, SORRENTO shall either return the Confidential Information, Materials and Licensed Product to MAYO or destroy it.  If SORRENTO is instructed to destroy the Confidential Information, Materials and Licensed Product, SORRENTO shall provide MAYO certification of action within thirty (30) days from the date of destruction.

10.08EFFECT OF TERMINATION.

a)By MAYO for Cause or Abandonment or by SORRENTO without Cause. Without limiting SORRENTO’s rights under any sponsored research agreement(s) contemplated herein, termination of this Agreement (i) by MAYO under Sections 10.02(a), 10.03, 10.04, or 10.06, or (ii) by SORRENTO under Section 10.05 will result in termination of SORRENTO’s license rights under Section 2.01 (provided that, in the case of termination by MAYO under Section 10.06, only SORRENTO’s rights with respect to the terminated Licensed Product shall be so terminated), subject to SORRENTO’s rights under the following paragraph.

Without limiting SORRENTO’s rights under any sponsored research agreement(s) contemplated herein, upon termination of this Agreement (i) by MAYO under Sections 10.02(a), 10.03, 10.04, or 10.06, or (ii) by SORRENTO under Section 10.05, in the event MAYO provides notice to SORRENTO, SORRENTO shall assign to MAYO all right, title and interest in and to all development information to the extent solely relating to SORRENTO’s or anyone acting on their behalf, exercise of the licenses granted and subsequently hereunder, including but not limited to, any such information in vitro studies, toxicology, pharmacokinetic, efficacy, clinical and other technical data and all correspondence to and from regulatory agencies to the extent solely relating to approval of terminated Licensed Products generated by SORRENTO and/or its

Affiliates, contractors and agents hereunder (hereinafter “Development Information”).  If so required hereunder, SORRENTO shall use Commercially Reasonable Efforts to provide any such Development Information to MAYO within thirty (30) days of the date of termination.  Upon termination of this Agreement by MAYO under Sections 10.02(a), 10.03 or 10.04 or by SORRENTO under Section 10.05, SORRENTO shall cease manufacturing, processing, producing, using, importing or selling all terminated Licensed Products; provided, however, that SORRENTO and its Affiliates and Sublicensees may (i) finish manufacturing terminated Licensed Products that are in the process of being manufactured at the time of termination, and (ii) continue to sell in the ordinary course of business for a period of one year (1) year those quantities of terminated Licensed Products which are fully manufactured and in SORRENTO’s normal inventory at the date of termination (or for which manufacture is completed in accordance with subclause (i) hereof), if (a) all monetary obligations of SORRENTO to MAYO have been satisfied and (b) royalties on such sales are paid to MAYO in the amounts and in the manner provided in this Agreement.

b)By SORRENTO for Cause. Termination of this Agreement by SORRENTO under Section 10.02(b) for material breach of this Agreement by MAYO, will result in the voiding of Section 3.02, licenses in Section 2.01 and the covenant set forth in Section 2.04 becoming irrevocable subject to all other applicable terms and conditions of this Agreement remaining in effect to the extent necessary for the continued payment of royalties by SORRENTO for Net Sales of Royalty Bearing Products. For the avoidance of doubt, any royalties that would be due notwithstanding SORRENTO’s termination pursuant to this Section 10.08(b), will continue to accrue and be payable to MAYO in accordance with the terms and conditions of this Agreement.

c)Expiration. Upon expiration of the Royalty Term with respect to a particular country, all rights and licenses granted to SORRENTO under this Agreement and the covenant set forth in Section 2.04, in each case with respect to such country, will become fully paid, irrevocable (except otherwise provided herein), and royalty free. For the avoidance of doubt, milestone payments due under Section 3.02 shall still remain in effect after the Royalty Term.

10.09SURVIVAL.  The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued. Subject to Sections 10.08(a) and 10.08(b), all rights granted immediately revert to MAYO after the Term. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement including Sections 4.02 (Accounting), 9.03 (Indemnification and Insurance), 10.07 (Return/Destruction of Material/Licensed Product), 10.08 (Effect of Termination), 10.09 (Survival) and Articles 1 (Definitions), 7 (Use of Name), 8 (Confidentiality) and 11 (General Provisions).  SORRENTO, on behalf of itself and its Sublicensees, shall provide an accounting for and pay, within thirty (30) days of termination or expiration, all amounts due hereunder.

Article 11.00 – General Provisions

11.01Amendments.  This Agreement may not be amended or modified except by a writing signed by both Parties and identified as an amendment to this Agreement.

11.02CONSTRUCTION.  Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against either Party.  References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

11.03ENTIRE AGREEMENT.  This Agreement constitutes the final, complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties.

11.04EXPORT CONTROL.  The Parties agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this agreement except as authorized by United States law and the laws of the jurisdiction in which it was obtained.  In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person’s List or Entity List.  By entering into this Agreement, each Party represents and warrants that they are not located in any such country or on any such list.  Each Party also agrees that they will not use any item exchanged for any purposes prohibited by United States law, including, without limitation, the development, design, manufacture or production of missiles, or nuclear, chemical or biological weapons.  In the event either Party becomes aware of any suspected violations of this paragraph that Party will promptly inform the other Party of such suspected violations, and cooperate with one another in any subsequent investigation and defense, be they civil or criminal.

11.05ANTI-CORRUPTION COMPLIANCE.  The Parties, their Affiliates, and any Sublicensee, shall conduct themselves in an ethical, lawful, businesslike and professional manner in performance of this Agreement and shall comply with all Applicable Laws, regulations and directives that may apply to them in the United States or elsewhere.  Without limiting the foregoing and for avoidance of doubt, SORRENTO, its Affiliates and any Sublicensee, shall obey all Applicable Laws or regulations in SORRENTO’s applicable jurisdictions and shall also obey the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 USC §§ 78dd-1, et seq.) and any similar applicable anti-bribery provisions, laws or regulations.  Each Party shall reasonably assist the other Party(ies) to assure such compliance at all times during the term of this Agreement. SORRENTO’s, its Affiliates’, or any Sublicensees’ failure to adhere to the requirements of this section shall be grounds for Mayo to terminate this Agreement for cause pursuant to Section 10.02.

11.06GOVERNING LAW AND JURISDICTION. The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by New York law, specifically excluding its choice-of-law principles, except that the interpretation, validity and enforceability of the Patent Rights will be governed by the patent laws of the country in which the patent application is pending or issued.  This is not an Agreement for the sale of goods and as such Article 2 of the Uniform Commercial Code as enacted in New York does not apply.

11.07HEADINGS. The headings of articles and sections used in this document are for convenience of reference only.

11.08INDEPENDENT CONTRACTORS.  It is mutually understood and agreed that the relationship between the Parties is that of independent contractors.  Neither Party is the agent, employee, or servant of the other.  Except as specifically set forth herein, neither Party shall have nor exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement.  Further, nothing in this Agreement is intended to create any partnership, joint venture, lease or equity relationship, expressly or by implication, between the Parties.

11.09INDUCEMENT OF REFERRALS.  It is not the purpose of this Agreement or the intent of the Parties to induce or encourage the referral of patients, and there is no requirement under this Agreement or under any other Agreement between the Parties that SORRENTO or its staff refer patients to MAYO for products or services.  No payment made under this Agreement is made in return for the referral of patients, or is made in return for the purchasing, leasing, or ordering of any products or services.

11.10LIMITATION OF RIGHTS CREATED.  This Agreement is personal to the Parties and shall be binding on and inure to the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party except as expressly stated herein.  Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.

11.11No Assignment.  Sorrento may not assign its rights under this Agreement to any third party without the prior written consent of Mayo; provided, that Sorrento may assign any or all of its rights without the prior written consent of Mayo to an Affiliate of Sorrento or to a third party in connection with a sale of all or substantially all of a business or assets of Sorrento related to this Agreement to such third party, provided notice is promptly given to Mayo within thirty (30) days following such occurrence. In either case, Sorrento and the applicable s Affiliate or third party will agree that such Affiliate or third party will be treated as the direct licensee for all obligations and payments under this Agreement.  For the avoidance of doubt, should Sorrento assign this Agreement to an Affiliate or third party, Mayo agrees that such Affiliate or third party will not be considered a sublicense as defined herein. Any purported assignment in violation of this clause is void.

11.12NOTICES.  All notices and other business communications between the Parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

To MAYO:Mayo Foundation for Medical Education and Research

Mayo Clinic Ventures – BB4

200 First Street SW

Rochester, Minnesota 55905-0001

Attn:  Ventures Operations

Phone: [...***...]

Facsimile: [...***...]

Email: [...***...]

Fed Tax ID: 41-1506440

To SORRENTO:

Sorrento Therapeutics, Inc.

4955 Directors Place

San Diego, CA 92121

Facsimile: [...***...]

Attention:  Henry Ji, Ph.D., President & Chief Executive Officer

with copies, which shall not constitute notice to Sorrento, to:

Sorrento Therapeutics, Inc.

4955 Directors Place

Facsimile: [...***...]

Attention: Legal Department

and

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Facsimile: (650) 320-1904

Attention: Jeffrey Hartlin, Esq.

Fed Tax ID: 33-0344842

Invoicing Contact:

Janie Shi c/o Accounts Payable

Sorrento Therapeutics, Inc.

4955 Directors Place

San Diego, CA 92121

Phone: [...***...]

Email: [...***...]

Expense Reimbursement Contact:

Janie Shi c/o Accounts Payable

Sorrento Therapeutics, Inc.

4955 Directors Place

San Diego, CA 92121

Phone: [...***...]

Email: [...***...]

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing.  Either Party may change its address or facsimile number by giving written notice in compliance with this section.

11.13REGISTRATION OF LICENSES.  As between the Parties, SORRENTO will have the right, to register and give any required notice concerning this Agreement, at its expense, in each country in the Territory where an obligation under law exists to so register or give notice.

11.14RESEARCH AND CLINICAL TRIALS.  The Parties acknowledge that any SORRENTO sponsored research or clinical trial at MAYO related to this Agreement will be subject to a separate agreement consisting of a defined protocol, associated budget and any terms and conditions that may be required by law or MAYO policy, in each case as mutually agreed between the Parties.

11.15SEVERABILITY.  In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

11.16WAIVER.  The failure of either Party to complain of any default by the other Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Agreement.  The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision.  No part of this Agreement may be waived except by the further written agreement of the Parties.

11.17FORCE MAJEURE. No Party shall be liable for a failure or delay in performing any of its obligations under this Agreement to the extent that such failure or delay is due to causes beyond the reasonable control of the affected Party, including: (a) acts of God; (b) fire, explosion, or unusually severe weather; (c) war, invasion, riot, terrorism, or other civil unrest; (d) governmental laws, orders, restrictions, actions, embargo or blockages; (e) national or regional emergency; (f) strikes or industrial disputes at a national level which directly impact the affected Party’s performance under this Agreement; (g) epidemics, pandemics, or disease outbreak (including the novel coronavirus (COVID-19) pandemic) and steps required under Applicable Law in light of any such epidemic, pandemic, or disease outbreak; (h) regulatory delays, including any delay or inaction by a Regulatory Authority; or (i) other similar cause outside of the reasonable control of such Party (“Force Majeure”); provided that the Party affected shall promptly notify the other of the Force Majeure condition and shall eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

11.18COMPLIANCE WITH LAWS.  Both SORRENTO and MAYO shall perform their obligations under this Agreement in accordance with Applicable Law and each Party shall bear its own costs in ensuring compliance therewith.  No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement that violates, or which it reasonably believes may violate, any Applicable Law.

11.19COUNTERPARTS.  This Agreement may be executed in any number of counterparts which, when taken together, will constitute an original, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original.  Each Party hereto consents to be bound by photocopy, facsimile, or electronic signatures of such Party’s authorized representative hereto.

Mayo Foundation for Medical Education and Research		SORRENTO Therapeutics, Inc.

By	/s/ James A. Rogers III	By	/s/ Henry Ji, Ph.D.
Name:	James A. Rogers III	Name:	Henry Ji, Ph.D.
Title:	Assistant Secretary	Title:	President and CEO

Date:	9/8/2020	Date:	9/8/2020

Exhibit C

Form of Selling Stockholder Questionnaire

SORRENTO THERAPEUTICS, INC.

SELLING STOCKHOLDER NOTICE AND QUESTIONNAIRE

The undersigned holder of shares of Common Stock issued by SORRENTO Therapeutics, Inc. (the “Company”) understands that the Company intends to file with the Securities and Exchange Commission a registration statement on Form S-3 (the “Resale Registration Statement”) for the registration and the resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities in accordance with the terms of the Patent and Know-How License Agreement, dated September 8, 2020, by and between the Company and MAYO Foundation for Medical Education and Research thereto (the “Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

In order to sell or otherwise dispose of any Registrable Securities pursuant to the Resale Registration Statement, a holder of Registrable Securities generally will be required to be named as a selling stockholder in the related prospectus or a supplement thereto (as so supplemented, the “Prospectus”), deliver the Prospectus to purchasers of Registrable Securities (including pursuant to Rule 172 under the Securities Act) and be bound by the provisions of the Agreement. Holders must complete and deliver this notice and questionnaire (“Notice and Questionnaire”) in order to be named as selling stockholders in the Prospectus. Certain legal consequences arise from being named as a selling stockholder in the Resale Registration Statement and the Prospectus. Holders of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not named as a selling stockholder in the Resale Registration Statement and the Prospectus.

NOTICE

The undersigned holder (the “Selling Stockholder”) of Registrable Securities hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities owned by it and listed below in Part III(b) pursuant to the Resale Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands and agrees that it will be bound by the terms and conditions of this Notice and Questionnaire and the Agreement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is materially accurate and complete:

QUESTIONNAIRE

PART 1.  Name:

1.1Full legal name of the Selling Stockholder:

1.2Full legal name of the registered holder (if not the same as Part I(a) above) through which the Registrable Securities listed in Part III below are held:

1.3Full legal name of any natural control person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the Registrable Securities listed in Part III below):

PART II.  Notices to Selling Stockholder:

(a)Address:

(b)Telephone:

(c)Fax:

(d)Contact person:

(e)E-mail address of contact person:

PART III.  Beneficial Ownership of Registrable Securities:

(a)Type and number of Registrable Securities beneficially owned:

(b)Number of shares of Common Stock to be registered for resale pursuant to this Notice and Questionnaire:

PART IV.  Broker-Dealer Status:

(a)Are you a broker-dealer?

Yes ☐No ☐

(b)If you answered “yes” to Part IV(a) above, did you receive your Registrable Securities as compensation for investment banking services provided to the Company?

Yes ☐No ☐

Note:If you answered “no”, the SEC’s staff has indicated that you should be identified as an underwriter in the Resale Registration Statement.

(c)Are you an affiliate of a broker-dealer?

Yes ☐No ☐

If you answered “yes”, provide a narrative explanation below:

(d)If you are an affiliate of a broker-dealer, do you certify that you bought the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any Person to distribute the Registrable Securities?

Yes ☐No ☐

Note:If you answered “no”, the SEC’s staff has indicated that you should be identified as an underwriter in the Resale Registration Statement.

PART V.  Beneficial Ownership of Other Securities of the Company Owned by the Selling Stockholder:

Except as set forth below in this Part V, the undersigned is not the beneficial or registered owner of any securities of the Company, other than the Registrable Securities listed above in Part III.

Type and amount of other securities beneficially owned:

PART VI.  Relationships with the Company:

(a)Have you or any of your affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the undersigned) held any position or office or have you had any other material relationship with the Company (or its predecessors or affiliates) within the past three years?

Yes ☐No ☐

(b)If your response to Part VI(a) above is “yes”, please state the nature and duration of your relationship with the Company:

PART VII.  Plan of Distribution:

The undersigned has reviewed the form of Plan of Distribution attached as Annex A hereto, and hereby confirms that, except as set forth below, the information contained therein regarding the undersigned and its plan of distribution is correct and complete.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof and prior to the effective date of any applicable Resale Registration Statement. All notices hereunder shall be delivered as set forth in the Agreement. In the absence of any such notification, the Company shall be entitled to continue to rely on the accuracy of the information in this Notice and Questionnaire.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Parts I through VII above and the inclusion of such information in the Resale Registration Statement and the Prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of any such Resale Registration Statement and Prospectus.

By signing below, the undersigned acknowledges that it understands its obligation to comply, and agrees that it will comply, with the provisions of the Exchange Act and the rules and regulations thereunder, particularly Regulation M in connection with any offering of Registrable Securities pursuant to the Resale Registration Statement. The undersigned also acknowledges that it understands that the answers to this Notice and Questionnaire are furnished for use in connection with registration statements filed pursuant to the Agreement and any amendments or supplements thereto filed with the SEC pursuant to the Securities Act.

The undersigned confirms that, to the best of his/her knowledge and belief, the foregoing answers to this Notice and Questionnaire are correct.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:

Selling Stockholder:

Name of Entity or Individual

By:
Name:
Title: